Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a leading, global technology and specialty materials company. We are one of the world’s largest producers of acetyl products, which are intermediate chemicals, for nearly all major industries, as well as a leading global producer of high-performance engineered polymers that are used in a variety of high-value end-use applications. As an industry leader, we hold geographically balanced global positions and participate in diversified end-use markets. Our operations are primarily located in North America, Europe and Asia. We combine a demonstrated track record of execution, strong performance built on shared principles and objectives, and a clear focus on growth and value creation.

2010 Significant Events:

•	We announced a plan to close our acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom in the latter part of 2011.

•	We acquired two product lines, Zenite® LCP and Thermx® PCT, from DuPont Performance Polymers.

•	We announced five-year Environmental Health and Safety sustainability goals for occupational safety performance, energy intensity, greenhouse gases and waste management for the year 2015.

•	We received American Chemistry Council’s (“ACC”) 2010 Responsible Care Initiative of the Year Award. This award recognizes companies that demonstrate leadership in the areas of employee health and safety, security or environmental protection in the chemical industry.

•	We announced the construction of a 50,000 ton POM production facility by our National Methanol Company affiliate (“Ibn Sina”) in Saudi Arabia and extended the term of the joint venture, which will now run until 2032. Upon successful startup of the POM facility, our indirect economic interest in Ibn Sina will increase from 25% to a total of 32.5%.

•	We received formal approval of our previously announced plans to expand flake and tow capacities, each by 30,000 tons, at our affiliate facility in Nantong, China, with our affiliate partner, China National Tobacco Corporation.

•	We announced a 25% increase in our quarterly common stock cash dividend beginning August 2010. The annual dividend rate will increase from $0.16 to $0.20 per share of common stock and the quarterly rate will increase from $0.04 to $0.05 per share of common stock.

•	We redeemed all of our Convertible Perpetual Preferred Stock for Series A Common Stock on February 22, 2010.

2009 Significant Events:

•	We announced the Frankfurt, Germany Airport (“Fraport”) supervisory board approved the acceleration of the 2009 and 2010 payments of €200 million and €140 million, respectively,

required by the settlement agreement signed in June 2007. On February 5, 2009, we received a discounted amount of approximately €322 million ($412 million), excluding value-added tax of €59 million ($75 million).

•	We acquired the business and assets of FACT GmbH (Future Advanced Composites Technology) (“FACT”), a German company that develops, produces and markets LFT, for a purchase price of €5 million ($7 million).

•	We shut down our VAM production unit in Cangrejera, Mexico, and ceased VAM production at the site during the first quarter of 2009.

•	Standard and Poor’s affirmed our ratings and revised our outlook from positive to stable in February 2009.

•	We received the ACC’s Responsible Care® Sustained Excellence Award for mid-size companies. The annual award, the most prestigious award given under ACC’s Responsible Care ® initiative, recognizes companies for outstanding leadership under ACC’s Environmental Health and Safety performance criteria.

•	We completed the sale of our polyvinyl alcohol (“PVOH”) business to Sekisui Chemical Co., Ltd. for the net cash purchase price of $168 million.

•	We agreed to a “Project of Closure” for our acetic acid and VAM production operations at our Pardies, France facility. We ceased the production of acetic acid and VAM at our facility in Pardies, France on December 1, 2009.

•	We announced that Celanese US had amended its $650 million revolving credit facility. The amendment lowered the total revolver commitment to $600 million and increased the first lien senior secured leverage ratio for a period of six quarters, beginning June 30, 2009 and ending December 31, 2010.

•	We announced the creation of our new and proprietary AOPlus®2 acetic acid technology, which allows for expansion up to 1.5 million tons per reactor annually.

•	We successfully started up our expansion of our acetic acid unit in Nanjing, China which doubled the unit’s capacity from 600,000 tons to 1.2 million tons annually.

•	We announced the expansion of our VAE manufacturing facility at our Nanjing, China integrated chemical complex to support continued growth plans throughout Asia. The expanded facility will double our VAE capacity in the region and is expected to be operational in the first half of 2011.

•	We launched a new, innovative POM technology that is expected to create significant additional growth opportunities for our Advanced Engineered Materials segment.

•	We reached a long-term agreement to supply VAM to Jiangxi Jiangwei High-Tech Stock Co., Ltd (“Jiangwei”). Jiangwei will cease production of its calcium carbide-based alternative for economic and environmental reasons and source our VAM.

Results of Operations

Ibn Sina

We indirectly own a 25% interest in Ibn Sina through CTE Petrochemicals Company (“CTE”), a joint venture with Texas Eastern Arabian Corporation Ltd. (which also indirectly owns 25%). The remaining interest in Ibn Sina is held by Saudi Basic Industries Corporation (“SABIC”). SABIC and CTE entered into the Ibn Sina joint venture agreement in 1981. In April 2010, we announced that Ibn Sina will construct a 50,000 ton POM production facility in Saudi Arabia and that the term of the joint venture agreement was extended until 2032. Upon successful startup of the POM facility, our indirect economic interest in Ibn Sina will increase from 25% to 32.5%. SABIC’s economic interest will remain unchanged.

In connection with the transaction, we reassessed the factors surrounding the accounting method for this investment and changed the accounting from the cost method of accounting for investments to the equity method of accounting for investments beginning April 1, 2010. Financial information relating to this investment for prior periods has been retrospectively adjusted to apply the equity method of accounting.

In addition, in connection with the extension of the joint venture, we moved effective April 1, 2010, our Ibn Sina affiliate from our Acetyl Intermediates segment to our Advanced Engineered Materials segment to reflect the change in the affiliate’s business dynamics and growth opportunities. Business segment information for prior periods included below has been retrospectively adjusted to reflect the change.

Financial Highlights

	Three Months		Six Months		Year Ended
	Ended June 30,		Ended June 30,		December 31,
	2010	2009	2010	2009	2009	2008	2007
		(As Adjusted)		(As Adjusted)		(As Adjusted)
	(unaudited)		(unaudited)			(audited)
	(Dollars in millions)

Statement of Operations Data
Net sales	$1,517	$1,244	$2,905	$2,390	$5,082	$6,823	$6,444
Gross profit	303	248	521	448	1,003	1,256	1,445
Selling, general and administrative expenses	(123)	(114)	(246)	(228)	(469)	(540)	(516)
Other (charges) gains, net	(6)	(6)	(83)	(27)	(136)	(108)	(58)
Operating profit (loss)	156	89	142	116	290	440	748
Equity in net earnings (loss) of affiliates	45	35	94	41	99	172	150
Interest expense	(49)	(54)	(98)	(105)	(207)	(261)	(262)
Refinancing expenses	—	—	—	—	—	—	(256)
Dividend income—cost investments	72	53	72	56	57	48	38
Earnings (loss) from continuing operations before tax	224	127	217	116	251	433	437
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	163	110	176	94	494	371	326
Earnings (loss) from discontinued operations	(3)	(1)	(2)	—	4	(90)	90
Net earnings (loss)	160	109	174	94	498	281	416
Other Data
Depreciation and amortization	64	79	153	150	308	350	291
Operating margin (1)	10.3%	7.2%	4.9%	4.9%	5.7%	6.4%	11.6%
Earnings from continuing operations before tax as a percentage of net sales	14.8%	10.2%	7.5%	4.9%	4.9%	6.3%	6.8%

(1)	Defined as operating profit divided by net sales.

	As of		As of
	June 30,		December 31,
	2010	2009	2009	2008
	(unaudited)		(audited)
	(in millions)

Balance Sheet Data
Short-term borrowings and current installments of long-term debt—third party and affiliates	$265	$224	$242	$233
Plus: Long-term debt	3,162	3,268	3,259	3,300

Total debt	$3,427	$3,492	$3,501	$3,533

Summary of Consolidated Results—Three and Six Months Ended June 30, 2010 Compared to the Three and Six Months Ended June 30, 2009

Net sales increased 22% during the three and six months ended June 30, 2010 compared to the same periods in 2009 primarily due to increased volumes across most business segments as a result of the gradual recovery of the global economy. Net sales also increased due to increases in selling prices across the majority of our business segments. The increase in net sales resulting from our acquisition of FACT in December 2009 within our Advanced Engineered Materials segment only slightly offset the decrease in net sales due to the sale of our polyvinyl alcohol (“PVOH”) business in July 2009 within our Industrial Specialties segment. Unfavorable foreign currency impacts only slightly offset the increase in net sales.

Gross profit increased during the three and six months ended June 30, 2010 compared to the same periods in 2009 due to higher net sales. Gross profit as a percentage of sales was consistent for three months ended June 30, 2010 as compared to the three months ended June 30, 2009. Gross profit as a percentage of sales declined during the six months ended June 30, 2010 as compared to June 30, 2009 due to overall increased raw material and energy costs which were only partially offset by increased prices. The write-off of other productive assets of $17 million related to our Singapore and Nanjing, China facilities and increased depreciation and amortization also contributed to a lower gross profit percentage. The increase in amortization was a result of $22 million of accelerated amortization to write-off the asset associated with a raw material purchase agreement with a supplier who filed for bankruptcy during 2009. The accelerated amortization was recorded as $20 million to our Acetyl Intermediates segment and $2 million to our Advanced Engineered Materials segment.

Selling, general and administrative expenses increased for the three and six months ended June 30, 2010 compared to the same periods in 2009 primarily due to the increase in operations. As a percentage of sales, selling, general and administrative expenses declined due to our fixed spending reduction efforts and restructuring efficiencies.

The components of Other (charges) gains, net are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
	(in millions)

Employee termination benefits	$(4)	$(5)	$(9)	$(29)
Ticona Kelsterbach plant relocation	(4)	(3)	(10)	(6)
Plumbing actions	2	2	14	3
Insurance recoveries associated with Clear Lake, Texas	—	—	—	6
Asset impairments	—	—	(72)	(1)
Plant/office closures	—	—	(6)	—

Total	$(6)	$(6)	$(83)	$(27)

During the first quarter of 2010, we concluded that certain long-lived assets were partially impaired at our acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom (see Note 3 to our unaudited consolidated financial statements for the six months ended June 30, 2010, which are included in this offering memorandum). Accordingly, we wrote down the related property, plant and equipment to its fair value of $31 million, resulting in long-lived asset impairment losses of $72 million for the six months ended June 30, 2010. The Spondon, Derby, United Kingdom facility is included in our Consumer Specialties segment.

As a result of our Pardies, France Project of Closure (see Note 3 to our unaudited consolidated financial statements for the six months ended June 30, 2010, which are included in this offering memorandum), we recorded $1 million in employee termination benefits for the three months ended June 30, 2010. We recorded exit costs of $9 million during the six months ended June 30, 2010, which consisted of $2 million in employee termination benefits, $1 million of long-lived asset impairment losses, $3 million of contract termination costs and $3 million of reindustrialization costs. The Pardies, France facility is included in our Acetyl Intermediates segment.

Other charges for the six months ended June 30, 2010 was partially offset by $13 million of recoveries and a $1 million decrease in legal reserves associated with plumbing cases which is included in our Advanced Engineered Materials segment.

During the first quarter of 2009, we began efforts to align production capacity and staffing levels given the potential for an economic environment of prolonged lower demand. For the six months ended June 30, 2009, we recorded employee termination benefits of $28 million related to this endeavor. As a result of the shutdown of the VAM production unit in Cangrejera, Mexico, we recognized employee termination benefits of $1 million and long-lived asset impairment losses of $1 million during the six months ended June 30, 2009. The VAM production unit in Cangrejera, Mexico is included in our Acetyl Intermediates segment.

Other charges for the six months ended June 30, 2009 was partially offset by $6 million of insurance recoveries in satisfaction of claims we made related to the unplanned outage of our Clear Lake, Texas acetic acid facility during 2007, a $2 million decrease in legal reserves for plumbing claims for which the statute of limitations has expired and $1 million of insurance recoveries associated with plumbing cases.

Operating profit increased for the three and six months ended June 30, 2010 as compared to the same periods in 2009. The increase in operating profit is a result of increased gross profit.

Earnings (loss) from continuing operations before tax increased during the three and six months ended June 30, 2010 compared to the same periods in 2009 primarily due to increased equity in net earnings of affiliates and increased dividend income from cost investments in addition to the increase in operating profit.

Our effective income tax rate for the three months ended June 30, 2010 was 27% compared to 13% for the three months ended June 30, 2009. The increase in our effective rate was primarily due to foreign losses not resulting in tax benefits in the current period and increases in reserves for uncertain tax positions and related interest. Our effective income tax rate for the six months ended June 30, 2010 was 19% compared to 19% for the six months ended June 30, 2009. Our 2010 effective rate was favorably impacted by the effect of new tax legislation in Mexico, offset by foreign losses not resulting in tax benefits in the current period and the effect of healthcare reform in the US.

Financial Highlights by Business Segment—Three and Six Months Ended June 30, 2010 Compared to the Three and Six Months Ended June 30, 2009

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
		(As Adjusted)			(As Adjusted)
	(unaudited)
	(in millions)

Net sales
Advanced Engineered Materials	$282	$184	$98	$564	$349	$215
Consumer Specialties	291	280	11	529	546	(17)
Industrial Specialties	269	267	2	511	509	2
Acetyl Intermediates	782	622	160	1,506	1,194	312
Other Activities	1	1	—	1	1	—
Inter-segment eliminations	(108)	(110)	2	(206)	(209)	3

Total	$1,517	$1,244	$273	$2,905	$2,390	$515

Other (charges) gains, net
Advanced Engineered Materials	$(3)	$(4)	$1	$2	$(13)	$15
Consumer Specialties	(1)	(3)	2	(74)	(3)	(71)
Industrial Specialties	—	(1)	1	—	(3)	3
Acetyl Intermediates	(1)	—	(1)	(8)	(1)	(7)
Other Activities	(1)	2	(3)	(3)	(7)	4

Total	$(6)	$(6)	$—	$(83)	$(27)	$(56)

Operating profit (loss)
Advanced Engineered Materials	$40	$1	$39	$88	$(17)	$105
Consumer Specialties	64	66	(2)	34	132	(98)
Industrial Specialties	16	19	(3)	28	29	(1)
Acetyl Intermediates	68	39	29	68	50	18
Other Activities	(32)	(36)	4	(76)	(78)	2

Total	$156	$89	$67	$142	$116	$26

Earnings (loss) from continuing operations before tax
Advanced Engineered Materials	$79	$31	$48	$171	$13	$158
Consumer Specialties	137	119	18	107	188	(81)
Industrial Specialties	16	19	(3)	28	29	(1)
Acetyl Intermediates	70	41	29	71	53	18
Other Activities	(78)	(83)	5	(160)	(167)	7

Total	$224	$127	$97	$217	$116	$101

Depreciation and amortization
Advanced Engineered Materials	$18	$19	$(1)	$38	$36	$2
Consumer Specialties	9	12	(3)	20	24	(4)
Industrial Specialties	10	14	(4)	20	27	(7)
Acetyl Intermediates	24	32	(8)	69	59	10
Other Activities	3	2	1	6	4	2

Total	$64	$79	$(15)	$153	$150	$3

Factors Affecting Business Segment Net Sales—Three and Six Months Ended June 30, 2010 Compared to the Three and Six Months Ended June 30, 2009

The charts below set forth the percentage increase (decrease) in net sales from the period ended June 30, 2009 to the period ended June 30, 2010 attributable to each of the factors indicated for the following business segments.

	Volume	Price	Currency	Other(1)		Total
		(unaudited)
		(in percentages)

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009
Advanced Engineered Materials	52	2	(5)	4	(2)	53
Consumer Specialties	6	(1)	(1)	—		4
Industrial Specialties	13	9	(3)	(18	)(3)	1
Acetyl Intermediates	14	15	(3)	—		26
Total Company	19	9	(3)	(3)		22
Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009
Advanced Engineered Materials	61	(4)	—	5	(2)	62
Consumer Specialties	(3)	—	—	—		(3)
Industrial Specialties	14	3	—	(17	)(3)	—
Acetyl Intermediates	14	12	—	—		26
Total Company	19	6	—	(3)		22

(1)	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

(2)	2010 includes the effects of the FACT acquisition.

(3)	2010 does not include the effects of the PVOH business, which was sold on July 1, 2009.

Summary by Business Segment—Three and Six Months Ended June 30, 2010 compared to the Three and Six Months Ended June 30, 2009

Advanced Engineered Materials

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
		(As Adjusted)			(As Adjusted)
	(unaudited)
	(Dollars in millions)

Net sales	282	184	98	564	349	215
Net sales variance
Volume	52%			61%
Price	2%			(4)%
Currency	(5)%			—%
Other	4%			5%
Other (charges) gains, net	(3)	(4)	1	2	(13)	15
Operating profit (loss)	40	1	39	88	(17)	105
Operating margin	14.2%	0.5%		15.6%	(4.9)%
Earnings (loss) from continuing operations before tax	79	31	48	171	13	158
Depreciation and amortization	18	19	(1)	38	36	2

Our Advanced Engineered Materials segment develops, produces and supplies a broad portfolio of high performance technical polymers for application in automotive and electronics products, as well as other consumer and industrial applications. Together with our strategic affiliates, we are a leading participant in the global technical polymers industry. The primary products of Advanced Engineered Materials are POM, PPS, LFT, PBT, polyethylene terephthalate (“PET”), GUR® and LCP. POM, PPS, LFT, PBT and PET are used in a broad range of products including automotive components, electronics, appliances and industrial applications. GUR® is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices. Primary end markets for LCP are electrical and electronics.

Advanced Engineered Materials’ net sales increased $98 million and $215 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009. The increase in net sales is primarily related to significant increases in volume which is due to the gradual recovery in the global economy, continued success in the innovation and commercialization of new products and applications and the acquisition of FACT in December 2009. Advanced Engineered Materials’ reported their lowest net sales during the three months ended March 31, 2009. Since then, the business segment has continued to see sequential volume improvement each quarter. The current quarter increase in net sales for the three months ended June 30, 2010 as compared to the same period in 2009 was positively impacted by increases in average pricing as a result of implemented price increases and product mix which was partially offset by unfavorable foreign currency impacts.

Operating profit increased $39 million and $105 million for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009. The positive impact from higher sales volumes, increased pricing for our high performance polymers and inventory restocking was only partially offset by higher raw material and energy costs. Other charges positively impacted operating profit for the six months ended June 30, 2010 by decreasing from an expense of $13 million for the six months ended June 30, 2009 to income of $2 million for the six months ended June 30, 2010. Other charges decreased primarily as a result of plumbing recoveries and lower employee severance. Depreciation and amortization includes $2 million of accelerated amortization for the six months ended June 30, 2010 to write off the asset associated with a raw material purchase agreement with a supplier who filed for bankruptcy during 2009.

Our equity affiliates, including Ibn Sina, have experienced similar volume increases due to increased demand during the three and six months ended June 30, 2010. As a result, our proportional share of net earnings of these affiliates increased $52 million for the six months ended June 30, 2010 compared to the same period in 2009.

Consumer Specialties

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
	(unaudited)
	(Dollars in millions)

Net sales	291	280	11	529	546	(17)
Net sales variance
Volume	6%			(3)%
Price	(1)%			—%
Currency	(1)%			—%
Other	—%			—%
Other (charges) gains, net	(1)	(3)	2	(74)	(3)	(71)
Operating profit (loss)	64	66	(2)	34	132	(98)
Operating margin	22.0%	23.6%		6.4%	24.2%
Earnings (loss) from continuing operations before tax	137	119	18	107	188	(81)
Depreciation and amortization	9	12	(3)	20	24	(4)

Our Consumer Specialties segment consists of our Acetate Products and Nutrinova businesses. Our Acetate Products business primarily produces and supplies acetate tow, which is used in the production of filter products. We also produce acetate flake, which is processed into acetate tow and acetate film. Our Nutrinova business produces and sells Sunett®, a high intensity sweetener, and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

The decrease in net sales for the six months ended June 30, 2010 as compared to the same period in 2009 is due to decreased volumes in our Acetate business and in Sunett® which were only partially offset by an increase in demand in sorbates. Decreased volumes were primarily due to softening in consumer demand in Sunett® and the timing of sales related to an electrical disruption and subsequent production outage at our manufacturing facility in Narrows, Virginia in our Acetate business. The facility resumed normal operations during the quarter and we expect to recover the impacted volume throughout the remainder of the year.

Operating profit decreased for the six months ended June 30, 2010 as compared to the same period in 2009. Our fixed spending reduction efforts were not able to offset the lower volumes, higher energy and raw material costs, and additional expenditures related to the outage at our Narrows, Virginia facility. An increase in other charges for the six months ended June 30, 2010 had the most significant impact on operating profit as it was unfavorably impacted by long-lived asset impairment losses of $72 million associated with management’s assessment of the potential closure of our acetate flake and tow production operations in Spondon, Derby, United Kingdom.

During the six months ended June 30, 2010, earnings from continuing operations before tax decreased due to lower operating profit, which was partially offset by higher dividends from our China ventures of $15 million compared to 2009.

Industrial Specialties

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
	(unaudited)
	(Dollars in millions)

Net sales	269	267	2	511	509	2
Net sales variance
Volume	13%			14%
Price	9%			3%
Currency	(3)%			—%
Other	(18)%			(17)%
Other (charges) gains, net	—	(1)	1	—	(3)	3
Operating profit (loss)	16	19	(3)	28	29	(1)
Operating margin	5.9%	7.1%		5.5%	5.7%
Earnings (loss) from continuing operations before tax	16	19	(3)	28	29	(1)
Depreciation and amortization	10	14	(4)	20	27	(7)

Our Industrial Specialties segment includes our Emulsions and EVA Performance Polymers businesses. Our Emulsions business is a global leader which produces a broad product portfolio, specializing in VAE, and is a recognized authority on low volatile organic compounds, an environmentally-friendly technology. Our emulsions products are used in a wide array of applications including paints and coatings, adhesives, construction, glass fiber, textiles and paper. EVA Performance Polymers offers a complete line of low-density polyethylene and specialty EVA resins and compounds. EVA Performance Polymers’ products are used in many applications including flexible packaging films, lamination film products, hot melt adhesives, medical devices and tubing, automotive, carpeting and solar cell encapsulation films.

In July 2009, we completed the sale of our PVOH business to Sekisui Chemical Co., Ltd. (“Sekisui”) for a net cash purchase price of $168 million, excluding the value of accounts receivable and payable retained by Celanese. The transaction resulted in a gain on disposition of $34 million and includes long-term supply agreements between Sekisui and Celanese.

Net sales increased $2 million for the three and six months ended June 30, 2010 compared to the same periods in 2009. Lower net sales resulting from the sale of our PVOH business were more than offset by increased volumes from our EVA Performance Polymers and Emulsions businesses. EVA Performance Polymers’ volumes were lower for the second quarter of 2009 due to technical issues at our Edmonton, Alberta, Canada plant. Such technical production issues have been resolved and normal operations resumed prior to the end of the third quarter of 2009. Higher prices in our EVA Performance Polymers business due to a second quarter price increase and favorable product mix were partially offset by lower net sales in Emulsions due to an unfavorable foreign exchange rate. Vinyl acetate/ethylene emulsions production volumes at our Nanjing, China facility remained at full utilization on strong demand in the Asia-Pacific region. As previously announced, we plan to expand our production capacity in 2011 to support our continued success in new product development and application innovation.

Operating profit decreased $3 million and $1 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009 primarily due to the divestiture of our PVOH business. Increased sales volumes and prices were largely offset by higher raw material costs in both our EVA Performance Polymers and Emulsions businesses and increased spending and energy costs attributable to the resumption of normal operations at our EVA Performance Polymers Edmonton, Alberta, Canada plant.

Acetyl Intermediates

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
		(As Adjusted)			(As Adjusted)
	(unaudited)
	(Dollars in millions)

Net sales	782	622	160	1,506	1,194	312
Net sales variance
Volume	14%			14%
Price	15%			12%
Currency	(3)%			—%
Other	—%			—%
Other (charges) gains, net	(1)	—	(1)	(8)	(1)	(7)
Operating profit (loss)	68	39	29	68	50	18
Operating margin	8.7%	6.3%		4.5%	4.2%
Earnings (loss) from continuing operations before tax	70	41	29	71	53	18
Depreciation and amortization	24	32	(8)	69	59	10

Our Acetyl Intermediates segment produces and supplies acetyl products, including acetic acid, VAM, acetic anhydride and acetate esters. These products are generally used as starting materials for colorants, paints, adhesives, coatings, textiles, medicines and more. Other chemicals produced in this business segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products. To meet the growing demand for acetic acid in China and ongoing site optimization efforts, we successfully expanded our acetic acid unit in Nanjing, China from 600,000 tons per reactor annually to 1.2 million tons per reactor annually. Using new AOPlus®2 capability, the acetic acid unit could be further expanded to 1.5 million tons per reactor annually with only modest additional capital.

Acetyl Intermediates’ net sales increased $160 million and $312 million during the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009 due to improvement in the global economy and increased overall demand. Current period increases in volume were also a direct result of our successful acetic acid expansion at our Nanjing, China plant. We also experienced favorable pricing which was driven by rising raw material costs and price increases in acetic acid and VAM across all regions. The increase in net sales was only slightly offset by unfavorable foreign currency impacts.

Operating profit increased during the three and six months ended June 30, 2010 compared to the same periods in 2009. The increase in operating profit is primarily due to higher volumes and prices and reduction in plant costs resulting from the closure of our less advantaged acetic acid and VAM production operations in Pardies, France. The increase in operating profit was only slightly offset by higher variable costs and an increase in other charges. Higher variable costs were a direct result of price increases, primarily in ethylene. Other charges consisted primarily of plant closure costs related to our Pardies, France facility.

Earnings from continuing operations before tax increased during the three and six months ended June 30, 2010 compared to the same periods in 2009 due to increased operating profit.

Other Activities

Other Activities primarily consists of corporate center costs, including financing and administrative activities, and our captive insurance companies.

Net sales remained flat for the three and six months ended June 30, 2010.

The operating loss for Other Activities decreased $4 million and $2 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009. The decrease was primarily due to a $14 million gain on sale of assets, offset by $14 million higher selling, general and administrative costs. Higher selling, general and administrative expenses were primarily due to higher business optimization, finance improvement initiatives, management compensation and legal costs.

The loss from continuing operations before tax decreased $5 million and $7 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009. The decrease is primarily due to reduced interest expense resulting from lower interest rates on borrowings under the Senior Credit Agreement in addition to higher returns on our equity investments.

Summary of Consolidated Results—Year Ended December 31, 2009 compared with Year Ended December 31, 2008

The challenging economic environment in the United States and Europe during the second half of 2008 continued throughout 2009. Net sales declined in 2009 from 2008 primarily as a result of decreased demand due to the significant weakness of the global economy. In July 2009, we completed the sale of our PVOH business which also contributed to the declines in our sales volumes. In the fourth quarter of 2009, we began to see a gradual recovery in the global economy with increasing demand within some of our business segments. A decrease in selling prices was also a significant factor on the decrease in net sales. Decreases in key raw material and energy costs were the primary factors in lower selling prices. A slightly unfavorable foreign currency impact also contributed to the decrease in net sales.

Gross profit declined due to lower net sales. As a percentage of sales, gross profit increased as lower raw material and energy costs more than offset decreases in net sales during the year ended December 31, 2009. For the remainder of 2010, we expect raw material and energy costs to increase, which will partially be offset by increases in selling prices.

The components of Other (charges) gains, net are as follows:

	Year Ended
	December 31,
	2009	2008
	(in millions)

Employee termination benefits	$(105)	$(21)
Plant/office closures	(17)	(7)
Plumbing actions	10	—
Insurance recoveries associated with Clear Lake, Texas	6	38
Asset impairments	(14)	(115)
Ticona Kelsterbach plant relocation	(16)	(12)
Sorbates antitrust actions	—	8
Other	—	1

Total Other (charges) gains, net	$(136)	$(108)

During the first quarter of 2009, we began efforts to align production capacity and staffing levels with our view of an economic environment of prolonged lower demand. For the year ended December 31, 2009, other charges included employee termination benefits of $40 million related to this endeavor. As a result of the shutdown of the VAM production unit in Cangrejera, Mexico, we recognized employee termination benefits of $1 million and long-lived asset impairment losses of $1 million during the year ended December 31, 2009. The VAM production unit in Cangrejera, Mexico is included in our Acetyl Intermediates segment.

As a result of the Project of Closure at our Pardies, France facility, other charges included exit costs of $89 million during the year ended December 31, 2009, which consisted of $60 million in employee termination benefits, $17 million of contract termination costs and $12 million of long-lived asset impairment losses. The Pardies, France facility is included in the Acetyl Intermediates segment.

Due to continued declines in demand in automotive and electronic sectors, we announced plans to reduce capacity by ceasing polyester polymer production at our Ticona manufacturing plant in Shelby, North Carolina. Other charges for the year ended December 31, 2009 included employee termination benefits of $2 million and long-lived asset impairment losses of $1 million related to this event. The Shelby, North Carolina facility is included in the Advanced Engineered Materials segment.

Other charges for the year ended December 31, 2009 was partially offset by $6 million of insurance recoveries in satisfaction of claims we made related to the unplanned outage of our Clear Lake, Texas acetic acid facility during 2007, a $9 million decrease in legal reserves for plumbing claims due to the Company’s ongoing assessment of the likely outcome of the plumbing actions and the expiration of the statute of limitation.

Selling, general and administrative expenses decreased during 2009 primarily due to business optimization and finance improvement initiatives.

Operating profit decreased due to lower gross profit and higher other charges partially offset by lower selling, general and administrative costs.

Equity in net earnings of affiliates decreased during 2009, primarily due to reduced earnings from our Advanced Engineered Materials’ affiliates resulting from decreased demand.

Our effective tax rate for continuing operations for the year ended December 31, 2009 was (97)% compared to 15% for the year ended December 31, 2008. Our effective tax rate for 2009 was favorably impacted by the release of the US valuation allowance, partially offset by lower earnings in jurisdictions participating in tax holidays, increases in valuation allowances on certain foreign net deferred tax assets and the effect of new tax legislation in Mexico.

Financial Highlights by Business Segment—2009 Compared with 2008

	Year Ended
	December 31,
	2009	2008	Change
	(As Adjusted)
	(in millions)

Net sales
Advanced Engineered Materials	$808	$1,061	$(253)
Consumer Specialties	1,084	1,155	(71)
Industrial Specialties	974	1,406	(432)
Acetyl Intermediates	2,603	3,875	(1,272)
Other Activities	2	2	—
Inter-segment Eliminations	(389)	(676)	287

Total	$5,082	$6,823	$(1,741)

Other (charges) gains, net
Advanced Engineered Materials	$(18)	$(29)	$11
Consumer Specialties	(9)	(2)	(7)
Industrial Specialties	4	(3)	7
Acetyl Intermediates	(91)	(78)	(13)
Other Activities	(22)	4	(26)

Total	$(136)	$(108)	$(28)

	Year Ended
	December 31,
	2009	2008	Change
	(As Adjusted)
	(in millions)

Operating profit (loss)
Advanced Engineered Materials	$38	$37	$1
Consumer Specialties	231	190	41
Industrial Specialties	89	47	42
Acetyl Intermediates	92	304	(212)
Other Activities	(160)	(138)	(22)

Total	$290	$440	$(150)

Earnings (loss) from continuing operations before tax
Advanced Engineered Materials	$114	$190	$(76)
Consumer Specialties	288	237	51
Industrial Specialties	89	47	42
Acetyl Intermediates	102	312	(210)
Other Activities	(342)	(353)	11

Total	$251	$433	$(182)

Depreciation and amortization
Advanced Engineered Materials	$73	$76	$(3)
Consumer Specialties	50	53	(3)
Industrial Specialties	51	62	(11)
Acetyl Intermediates	123	150	(27)
Other Activities	11	9	2

Total	$308	$350	$(42)

Factors Affecting Business Segment Net Sales—2009 Compared with 2008

The table below sets forth the percentage increase (decrease) in net sales for the years ended December 31 attributable to each of the factors indicated for the following business segments.

	Volume	Price	Currency	Other		Total
	(in percentages)

2009 Compared to 2008
Advanced Engineered Materials	(21)	(1)	(2)	—		(24)
Consumer Specialties	(12)	7	(1)	—		(6)
Industrial Specialties	(10)	(10)	(2)	(9	)(2)	(31)
Acetyl Intermediates	(6)	(26)	(1)	—		(33)
Total Company	(10)	(16)	(2)	2		(26	)(1)

(1)	Includes the effects of the captive insurance companies.

(2)	Includes loss of sales related to the sale of the PVOH business on July 1, 2009.

Summary by Business Segment—Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

Advanced Engineered Materials

	Year Ended December 31,
	2009	2008	Change
	(As Adjusted)
	(Dollars in millions)

Net sales	$808	$1,061	$(253)
Net sales variance
Volume	(21)%
Price	(1)%
Currency	(2)%
Other	—%
Operating profit	38	37	1
Operating margin	4.7%	3.5%
Other (charges) gains, net	$(18)	$(29)	$11
Earnings (loss) from continuing operations before tax	114	190	(76)
Depreciation and amortization	73	76	(3)

Net sales decreased during 2009 compared to 2008 primarily as a result of lower sales volumes. Significant weakness in the global economy experienced during the first half of the year resulted in a dramatic decline in demand for automotive, electrical and electronic products as well as for other industrial products. As a result, sales volumes dropped significantly across all product lines. During the second half of 2009, we experienced a continued increase in demand compared with the first half of the year as a result of programs like “Cash for Clunkers” in the United States during the third quarter of 2009 and a gradual recovery in the global economy during the fourth quarter of 2009.

Operating profit increased in 2009 as compared to 2008. Lower raw material and energy costs and decreased overall spending more than offset the decline in net sales. Decreased overall spending was the result of our fixed spending reduction efforts. Non-capital spending incurred on the relocation of our Ticona Kelsterbach plant was flat compared to 2008.

Earnings from continuing operations before tax was down due to a drop in equity in net earnings of affiliates as compared to 2008. Equity in net earnings of affiliates was lower in 2009 primarily due to reduced earnings from our Advanced Engineered Materials’ affiliates resulting from decreased demand and a biennial shutdown at one of our affiliate’s plants.

Consumer Specialties

	Year Ended December 31,
	2009	2008	Change
	(Dollars in millions)

Net sales	$1,084	$1,155	$(71)
Net sales variance
Volume	(12)%
Price	7%
Currency	(1)%
Other	—%
Operating profit	$231	$190	$41
Operating margin	21.3%	16.5%
Other (charges) gains, net	$(9)	$(2)	$(7)
Earnings (loss) from continuing operations before tax	288	237	51
Depreciation and amortization	50	53	(3)

Net sales decreased $71 million during 2009 when compared with 2008. The decrease in net sales was driven primarily by decreased volume due to softening demand largely in tow with less significant decreases experienced in flake. Decreased volumes were primarily due to weakness in underlying demand resulting from the global economic downturn. The decrease in volume was partially offset by an increase in selling prices. A slightly unfavorable foreign currency impact also contributed to the decrease in net sales.

Operating profit increased from $190 million in 2008 to $231 million in 2009. Fixed cost reduction efforts, improved energy costs and a favorable currency impact on costs had a significant impact on the increase to operating profit.

Earnings from continuing operations before tax increased from $237 million in 2008 to $288 million in 2009. The increase was primarily due to the increase in operating profit and was also the result of an increase in dividends from our China ventures of $10 million. Increased dividends are the result of increased volumes and higher prices, as well as efficiency improvements.

Industrial Specialties

	Year Ended December 31,
	2009	2008	Change
	(Dollars in millions)

Net sales	$974	$1,406	$(432)
Net sales variance
Volume	(10)%
Price	(10)%
Currency	(2)%
Other	(9)%
Operating profit	$89	$47	$42
Operating margin	9.1%	3.3%
Other (charges) gains, net	$4	$(3)	$7
Earnings (loss) from continuing operations before tax	89	47	42
Depreciation and amortization	51	62	(11)

Net sales declined by $432 million during 2009 compared to 2008, primarily due to the sale of our PVOH business and lower demand due to the economic downturn. The decline in our emulsions volumes was concentrated in North America and Europe, offset partially by volume increases in Asia. EVA Performance Polymers’ sales volumes declined due to the impact of the force majeure event at our Edmonton, Alberta, Canada plant, which is offset in other charges in our Other Activities segment. Repairs to the plant were completed at the end of the second quarter 2009 and normal operations have resumed. Both decreases in key raw material costs resulting in lower selling prices and unfavorable currency impacts also contributed to the decrease in net sales for 2009 compared to 2008.

Operating profit increased $42 million in 2009 compared to 2008 as decreases in volume and selling prices were more than offset by lower raw material and energy costs and reduced overall spending. Reduced spending is attributable to our fixed spending reduction efforts, restructuring efficiencies and favorable foreign currency impacts on costs. The decrease in energy cost was due to both lower natural gas costs and lower usage resulting from a decline in volumes. Our EVA Performance Polymers business contributed to the increase in Other (charges) gains, net as a result of receiving $10 million in insurance recoveries in partial satisfaction of the losses resulting from the force majeure event at our Edmonton, Alberta, Canada plant. The gain on the sale of our PVOH business of $34 million had a significant impact to the increase in operating profit. Deprecation and amortization also had a favorable impact on operating profit due to the PVOH divestiture and the shutdown of our Warrington, UK emulsions facility.

Acetyl Intermediates

	Year Ended December 31,
	2009	2008	Change
	(As Adjusted)
	(Dollars in millions)

Net sales	$2,603	$3,875	$(1,272)
Net sales variance
Volume	(6)%
Price	(26)%
Currency	(1)%
Other	—%
Operating profit	$92	$304	$(212)
Operating margin	3.5%	7.8%
Other (charges) gains, net	$(91)	$(78)	$(13)
Earnings (loss) from continuing operations before tax	102	312	(210)
Depreciation and amortization	123	150	(27)

Net sales decreased 33% during 2009 as compared to 2008 primarily due to lower selling prices across all regions and major product lines, lower volumes and unfavorable foreign currency impacts. Lower volumes were driven by a reduction in underlying demand in Europe and in the Americas, which was only partially offset by significant increases in demand in Asia. Lower pricing was driven by lower raw material and energy prices, which also negatively impacted our formula-based pricing arrangements for VAM in the US. There were a number of production issues in Asia among the major acetic acid producers (other than Celanese), which coupled with planned outages, caused periodic and short-term market tightness. In 2010, sales are expected to increase as compared to the corresponding period in 2009 as the global economy begins to slowly recover.

Operating profit declined $212 million in 2009 compared to 2008, primarily as a result of lower prices across all regions and major product lines. Significantly lower realized pricing was partially offset by favorable raw material and energy prices, reduced spending due to the shutdown of our Pampa, Texas facility and other reductions in fixed spending. The decline in depreciation and amortization expense was primarily a result of the long-lived asset impairment losses recognized in the fourth quarter of 2008 related to our acetic acid and VAM production facility in Pardies, France, the February 2009 closure of our VAM production unit in Cangrejera, Mexico, and lower depreciation expense resulting from the shutdown of our Pampa, Texas facility. Our operating profit was also negatively impacted by a $13 million increase in Other charges for 2009 compared to 2008, relating primarily to the planned shutdown of our Pardies, France facility.

The decrease in earnings from continuing operations before tax of $210 million is consistent with the decline in operating profit.

Other Activities

Net sales remained flat in 2009 as compared to 2008. We do not expect third-party revenues from our captive insurance companies to increase significantly in the near future.

The operating loss for Other Activities increased from an operating loss of $138 million in 2008 to an operating loss of $160 million in 2009. The increase was primarily related to higher other charges. The increase in other charges was related to insurance retention costs as a result of our force majeure event at our Edmonton, Alberta, Canada plant, partially offset in our Industrial Specialties segment and severance costs as a result of business optimization and finance improvement initiatives. The increase in other charges was partially offset by lower selling, general and administrative expenses primarily attributable to our fixed spending reduction efforts and restructuring efficiencies.

The loss from continuing operations before tax decreased $11 million in 2009 compared to 2008. This decrease was primarily due to reduced interest expense resulting from lower interest rates on borrowings under the Senior Credit Agreement and favorable currency impact.

Summary of Consolidated Results—Year Ended December 31, 2008 compared with Year Ended December 31, 2007

The challenging economic environment in the United States and Europe during the first half of 2008 resulted in higher raw material and energy costs which enabled price increase initiatives across all business segments. During the second half of 2008, the US credit crisis accelerated the economic slowdown and its spread to other regions of the world. Despite the halt in demand, we were able to maintain the majority of our enacted price increases through the remainder of 2008. As a result, increased prices improved net sales by 8%. Favorable foreign currency impacts also had a positive impact on net sales of 3%.

Net sales declined 5% due to decreased volumes. Lower volumes were primarily a result of decreased demand stemming from the global economic downturn. As demand declined, particularly during the fourth quarter of 2008, our customers began destocking to reduce their inventory levels. In response, we aggressively managed our global production capacity to align with the current environment. Decreased volumes in our acetate flake and tow businesses were not significantly impacted by the economic downturn. Rather, decreased flake volumes were the result of our strategic decision to shift our flake production to our China ventures, which we account for as cost investments.

Gross profit declined as higher raw material, energy and freight costs more than offset increases in net sales during the year ended December 31, 2008. The uncertain economic environment resulted in higher natural gas, ethylene, methanol and other commodity prices during the first nine months of the year. Our freight costs also increased, primarily due to increased rates driven by higher energy prices. Late in 2008, raw material and energy prices declined.

The components of Other (charges) gains, net are as follows:

	Year Ended
	December 31,
	2008	2007
	(in millions)

Employee termination benefits	$(21)	$(32)
Plant/office closures	(7)	(11)
Deferred compensation triggered by Exit Event	—	(74)
Plumbing actions	—	4
Insurance recoveries associated with Clear Lake, Texas	38	40
Resolution of commercial disputes with a vendor	—	31
Asset impairments	(115)	(9)
Ticona Kelsterbach plant relocation	(12)	(5)
Sorbates antitrust actions	8	—
Other	1	(2)

Total Other (charges) gains, net	$(108)	$(58)

Other charges increased in 2008 compared to 2007 and includes a long-lived asset impairment loss of $92 million in connection with the 2009 closure of our acetic acid and VAM production facility in Pardies, France, our VAM production unit in Cangrejera, Mexico and the potential closure of certain other facilities. This capacity reduction was necessitated by the significant change in the global economic environment and anticipated lower customer demand. Following the initial assessment of this capacity reduction, we shut down the Cangrejera VAM production unit in February 2009.

In addition, we recognized $23 million of long-lived asset impairment losses and $13 million of employee termination benefits in 2008 related to the shutdown of our Pampa, Texas facility.

During 2007, we fully impaired $6 million of goodwill related to our PVOH business.

Selling, general and administrative expenses increased $24 million during 2008 primarily due to business optimization and finance improvement initiatives.

Operating profit decreased due to lower gross profit and higher other charges and selling, general and administrative costs. The absence of a $34 million gain on the sale of our Edmonton, Alberta, Canada facility during 2007 also contributed to lower operating profit in 2008 as compared to 2007.

Equity in net earnings of affiliates increased $22 million during 2008, primarily due to increased earnings from our Advanced Engineered Materials’ affiliates. Our effective income tax rate for 2008 was 15% compared to 25% in 2007. The effective income tax rate decreased in 2008 due to: 1) a decrease in the valuation allowance, 2) tax credits generated on foreign jurisdictions and 3) the US tax impact of foreign operations.

The loss from discontinued operations of $90 million during 2008 primarily relates to a legal settlement agreement we entered into during 2008. Under the settlement agreement, we agreed to pay $107 million to resolve certain legacy items. Because the legal proceeding related to sales by the polyester staple fibers business, which Hoechst AG sold to KoSa, Inc. in 1998, the impact of the settlement is reflected within discontinued operations for the year ended December 31, 2008.

Financial Highlights by Business Segment—2008 Compared with 2007

	Year Ended
	December 31,
	2008	2007	Change
	(As Adjusted)
	(in millions)

Net sales
Advanced Engineered Materials	$1,061	$1,030	$31
Consumer Specialties	1,155	1,111	44
Industrial Specialties	1,406	1,346	60
Acetyl Intermediates	3,875	3,615	260
Other Activities	2	2	—
Inter-segment Eliminations	(676)	(660)	(16)

Total	$6,823	$6,444	$379

Other (charges) gains, net
Advanced Engineered Materials	$(29)	$(4)	$(25)
Consumer Specialties	(2)	(4)	2
Industrial Specialties	(3)	(23)	20
Acetyl Intermediates	(78)	72	(150)
Other Activities	4	(99)	103

Total	$(108)	$(58)	$(50)

Operating profit (loss)
Advanced Engineered Materials	$37	$137	$(100)
Consumer Specialties	190	199	(9)
Industrial Specialties	47	28	19
Acetyl Intermediates	304	612	(308)
Other Activities	(138)	(228)	90

Total	$440	$748	$(308)

Earnings (loss) from continuing operations before tax
Advanced Engineered Materials	$190	$260	$(70)
Consumer Specialties	237	235	2
Industrial Specialties	47	28	19
Acetyl Intermediates	312	613	(301)
Other Activities	(353)	(699)	346

Total	$433	$437	$(4)

Depreciation and amortization
Advanced Engineered Materials	$76	$69	$7
Consumer Specialties	53	51	2
Industrial Specialties	62	59	3
Acetyl Intermediates	150	106	44
Other Activities	9	6	3

Total	$350	$291	$59

Factors Affecting Business Segment Net Sales—2008 Compared with 2007

The table below sets forth the percentage increase (decrease) in net sales for the years ended December 31 attributable to each of the factors indicated for the following business segments.

	Volume	Price	Currency	Other		Total
	(In percentages)

2008 Compared to 2007
Advanced Engineered Materials	(4)	3	4	—		3
Consumer Specialties	(6)	7	1	2	(1)	4
Industrial Specialties	(10)	11	4	(1	) (2)	4
Acetyl Intermediates	(3)	7	3	—		7
Total Company	(5)	8	3	—		6	(3)

(1)	Includes net sales from the Acetate Products Limited (“APL”) acquisition.

(2)	Includes loss of sales related to the sale of the EVA Performance Polymers’ (f/k/a AT Plastics) Films business.

(3)	Includes the effects of the captive insurance companies.

Summary by Business Segment—Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Advanced Engineered Materials

	Year Ended December 31,
	2008	2007	Change
	(As Adjusted)
	(Dollars in millions)

Net sales	$1,061	$1,030	$31
Net sales variance
Volume	(4)%
Price	3%
Currency	4%
Other	—%
Operating profit	$37	$137	$(100)
Operating margin	3.5%	13.3%
Other (charges) gains, net	$(29)	$(4)	$(25)
Earnings (loss) from continuing operations before tax	190	260	(70)
Depreciation and amortization	76	69	7

Advanced Engineered Materials’ net sales increased 3% during 2008 as compared to 2007 primarily as a result of implemented pricing increases combined with favorable foreign currency impacts. Increases in net sales were partially offset by lower volumes due to significant weakness in the US and European automotive and housing industries. Extended plant shutdowns enacted by major car manufacturers during the fourth quarter of 2008 contributed significantly to the volume decline.

Operating profit declined $100 million in 2008 as compared to 2007 primarily due to higher raw material, freight and energy costs. Raw material costs increased on higher prices while freight costs increased as a result of increased freight rates and larger shipments to Asia. Raw material costs declined late in 2008, though at year end we held higher-cost inventories while inventory destocking continued. Higher depreciation and amortization expense and increased other charges also contributed to lower operating profit. Depreciation and amortization expense are higher in 2008 due to the start-up of the GUR® and LFT units in Asia. Other charges consist primarily of a $16 million long-lived asset impairment loss related to certain Advanced Engineered Materials’ facilities and $12 million related to the relocation of our Ticona plant in Kelsterbach.

Earnings from continuing operations before tax decreased in 2008 compared to 2007 due to decreased operating profit, which was only slightly offset by increased equity in net earnings of affiliates. Equity in net earnings of affiliates increased $32 million.

Consumer Specialties

	Year Ended
	December 31,
	2008	2007	Change
	(Dollars in millions)

Net sales	$1,155	$1,111	$44
Net sales variance
Volume	(6)%
Price	7%
Currency	1%
Other	2%
Operating profit	$190	$199	$(9)
Operating margin	16.5%	17.9%
Other (charges) gains, net	$(2)	$(4)	$2
Earnings (loss) from continuing operations before tax	237	235	2
Depreciation and amortization	53	51	2

Consumer Specialties’ net sales increased 4% to $1,155 million for 2008 as compared to 2007, driven primarily by pricing actions in our Acetate Products business and an additional month of sales from our APL acquisition, which occurred on January 31, 2007, partially offset by lower volumes. Lower volumes are a direct result of our strategic decision to shift acetate flake production to our China ventures, which are accounted for as cost method investments. The full impact of this shift has been realized during 2008 and thus the resulting trend of diminishing volumes is not expected to continue. Lower flake volumes were partially offset by an increase in tow volumes as we were able to capture a portion of the growth in global tow demand.

The increase in net sales for 2008 due to higher sales prices during the year was offset most significantly by higher energy costs, and to a lesser extent, higher raw material and freight costs. Operating profit for 2008 , as compared to 2007, declined primarily due to the absence of a $22 million gain on the sale of our Edmonton, Alberta, Canada facility in 2007. Other (charges) gains during 2007 includes $3 million of deferred compensation plan expenses and $5 million of other restructuring charges, partially offset by insurance recoveries of $5 million in partial satisfaction of the business interruption losses resulting from the temporary unplanned outage of the acetic acid unit at our Clear Lake, Texas facility.

Earnings from continuing operations before tax increased from $235 million in 2007 to $237 million in 2008, as increased dividends from our China ventures more than offset the decline in operating profit. Increased dividends are the result of increased volumes, higher prices, and efficiency improvements.

Industrial Specialties

	Year Ended
	December 31,
	2008	2007	Change
	(Dollars in millions)

Net sales	$1,406	$1,346	$60
Net sales variance
Volume	(10)%
Price	11%
Currency	4%
Other	(1)%
Operating profit	$47	$28	$19
Operating margin	3.3%	2.1%
Other (charges) gains, net	$(3)	$(23)	$20
Earnings (loss) from continuing operations before tax	47	28	19
Depreciation and amortization	62	59	3

Industrial Specialties’ net sales increased by 4% during 2008 compared to 2007 as increased prices and favorable foreign currency impacts more than offset volume reductions. Pricing actions implemented by all business lines late in 2007 and during 2008 contributed to the increase in net sales. Volumes declined primarily on decreased demand across all regions due to the global economic downturn combined with the temporary shutdown of our EVA Performance Polymers plant late in 2008. The overall volume decline was partially offset by increased emulsions volumes at our Nanjing, China facility, which began operating late in 2008.

Increased net sales were more than offset by higher raw material and energy costs during 2008. The $19 million increase in operating profit was primarily due to reduced other charges and the absence of the $7 million loss on the divestiture of our EVA Performance Polymers’ Films business in 2007. During 2007, we initiated a plan to simplify and optimize our Emulsions and PVOH businesses to focus on technology and innovation. Other charges during 2008 includes a charge of $3 million for employee termination benefits and accelerated depreciation related to this plan. Other charges during 2007 includes a charge of $14 million for employee termination benefits, $3 million for an impairment of long-lived assets and $5 million of accelerated depreciation expense for our shuttered United Kingdom plant related to this plan. Other charges in 2007 also include $6 million of goodwill impairment and receipt of $7 million in insurance recoveries in partial satisfaction of the business interruption losses resulting from the temporary unplanned outage of the acetic acid unit at our Clear Lake, Texas facility.

Acetyl Intermediates

	Year Ended
	December 31,
	2008	2007	Change
	(As Adjusted)
	(Dollars in millions)

Net sales	$3,875	$3,615	$260
Net sales variance
Volume	(3)%
Price	7%
Currency	3%
Other	—%
Operating profit	$304	$612	$(308)
Operating margin	7.8%	16.9%
Other (charges) gains, net	$(78)	$72	$(150)
Earnings (loss) from continuing operations before tax	312	613	(301)
Depreciation and amortization	150	106	44

Acetyl Intermediates’ net sales increased by 7% during 2008 as compared to 2007, primarily due to increased prices and favorable foreign currency impacts, partially offset by lower volumes. Our formula-based pricing arrangements benefited from higher ethylene and methanol costs during the first nine months of 2008. Market tightness in the Americas and favorable foreign currency impacts in Europe also contributed to the increase in net sales. Reduced volumes offset the increase in net sales as the slowdown of the global economy caused customers to slow production and diminish current inventory levels, particularly in Asia during the fourth quarter. Ethylene and methanol prices decreased during the fourth quarter of 2008 on slowed global demand.

Operating profit declined $308 million for 2008 as compared to 2007, primarily as a result of higher ethylene, methanol and energy prices, increased other charges, increased depreciation and amortization and the absence of a $12 million gain on the sale of our Edmonton, Alberta, Canada facility in 2007. Other charges increased during 2008 partially due to $76 million of long-lived asset impairment losses recognized in 2008 related to the closure of our acetic acid and VAM production facility in Pardies, France, our VAM production unit in Cangrejera, Mexico (which we shut down effective February 2009) and the potential shutdown of certain other facilities. Other charges in 2008 also includes $23 million of long-lived asset impairment losses and $13 million of severance and retention charges related to the shutdown of our Pampa, Texas facility. Also contributing to the increase was the absence of a one-time payment of $31 million received in 2007 in resolution of commercial disputes with a vendor and a $25 million decrease in insurance recoveries received in partial satisfaction of the losses resulting from the temporary unplanned outage of the acetic acid unit at our Clear Lake, Texas facility. Increased depreciation and amortization expense during 2008 is the result of accelerated depreciation associated with the shutdown of our Pampa, Texas facility and a full year of depreciation for our acetic acid plant in Nanjing, China, which started up in mid-2007.

The decrease in earnings from continuing operations before tax of $301 million is consistent with the decline in operating profit.

Other Activities

Net sales for Other Activities remained flat in 2008 as compared to 2007. We do not expect third-party revenues from our captive insurance companies to increase significantly in the near future.

The operating loss for Other Activities improved $90 million during 2008 as compared to 2007 due to lower other charges, partially offset by higher selling, general and administrative expenses. Other charges decreased principally due to the release of reserves related to the $8 million Sorbates antitrust actions settlement and the absence of $59 million of deferred compensation plan costs which were incurred during 2007. Selling, general and administrative expenses increased due to additional spending on business optimization and finance improvement initiatives during 2008.

The loss from continuing operations before tax decreased $346 million during 2008 as compared to 2007. The significant decrease was primarily due to the absence of $256 million of refinancing costs incurred in 2007 and the decrease in the operating loss discussed above.

Liquidity and Capital Resources

Our primary source of liquidity is cash generated from operations, available cash and cash equivalents and dividends from our portfolio of strategic investments. In addition, if the Senior Credit Agreement Amendment is consummated as expected, we will have approximately $600 million available under our revolving credit facility and $137 million of undrawn commitments under our credit-linked revolving facility to assist, if required, in meeting our working capital needs and other contractual obligations.

While our contractual obligations, commitments and debt service requirements over the next several years are significant, we continue to believe we will have available resources to meet our liquidity requirements, including debt service, for the remainder of 2010. If our cash flow from operations is insufficient to fund our debt service and other obligations, we may be required to use other means available to us such as increasing our borrowings, reducing or delaying capital expenditures, seeking additional capital or seeking to restructure or refinance our indebtedness. There can be no assurance, however, that we will continue to generate cash flows at or above current levels.

As a result of the Pardies, France Project of Closure, we recorded exit costs of $18 million during the six months ended June 30, 2010 in the accompanying unaudited interim consolidated statements of operations. We may incur up to an additional $10 million in contingent employee termination benefits related to the Pardies, France Project of Closure. We expect that substantially all of the remaining exit costs will result in future cash expenditures through mid-2011. The Pardies, France facility is included in our Acetyl Intermediates segment. For more information on the Pardies, France Project of Closure, see Notes 3 and Note 13 to our unaudited consolidated financial statements for the six months ended June 30, 2010, which are included in this offering memorandum, and Note 4 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.

On August 24, 2010, we announced a plan to consolidate our global acetate manufacturing capabilities by closing our acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom. The closure is intended to strengthen our competitive position and align future production capacities with anticipated industry demand trends. As a result of the closure of our acetate flake and tow manufacturing operations at the Spondon site, we expect to record future expenses of approximately $35 to $45 million, consisting of approximately $20 million for personnel-related exit costs and approximately $20 million of other facility-related shutdown costs such as contract termination costs and accelerated depreciation of fixed assets. We expect that substantially all of the exit costs (except for accelerated depreciation of fixed assets of approximately $15 million) will result in future cash expenditures, which we expect to occur over a 12-18 month period.

In addition to exit-related costs, through 2011 and 2012 we anticipate making capital expenditures of approximately $75 million in certain efficiency improvements, principally at our Ocotlan, Mexico, and Narrows, Virginia facilities, to optimize our global production network.

On a stand-alone basis, Celanese Corporation has no material assets other than the stock of its subsidiaries and no independent external operations of its own. As such, Celanese Corporation generally will depend on the cash flow of its subsidiaries to meet its obligations under its Series A common stock.

Cash Flows—Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Cash and cash equivalents as of June 30, 2010 were $1,081 million, which was a decrease of $173 million from December 31, 2009.

Net Cash Provided by (Used in) Operating Activities

Cash flow provided by operating activities decreased $80 million during the six months ended June 30, 2010 as compared to the same period in 2009. The increase in operating profit was more than offset by the increase in trade working capital.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by investing activities decreased from a cash inflow of $183 million for the six months ended June 30, 2009 to a cash outflow of $275 million for the same period in 2010. The decrease in cash provided by investment activities is primarily related to receipt of proceeds of $412 million related to the Ticona Kelsterbach plant relocation and $15 million from the sale of marketable securities that were received in 2009. There were no such proceeds in 2010.

Our cash outflow for capital expenditures was $78 million and $96 million for the six months ended June 30, 2010 and 2009, respectively. Capital expenditures were primarily related to major replacements of equipment, capacity expansions, major investments to reduce future operating costs, and environmental and health and safety initiatives.

Additionally we had cash outflows for the six months ended June 30, 2010 of $46 million related to our acquisition of two product lines, Zenite® LCP and Thermx® PCT, from DuPont Performance Polymers. In connection with the acquisition, we have committed to purchase certain inventory at a future date valued at a range between $12 million and $17 million.

Capital expenditures are expected to be approximately $243 million for 2010, excluding amounts related to the relocation of our Ticona plant in Kelsterbach. We anticipate cash outflows for capital expenditures for our Ticona plant in Kelsterbach to be €239 million during 2010. In connection with the construction of the POM facility in Saudi Arabia, our pro rata share of invested capital is expected to total approximately $150 million over a three year period beginning in late 2010.

Net Cash Provided by (Used in) in Financing Activities

Net cash used in financing activities increased from a cash outflow of $59 million for the six months ended June, 2009 to a cash outflow of $78 million for the same period in 2010. The $19 million increase in cash outflow primarily relates to the Company’s $20 million repurchase of the its common stock that occurred during the second quarter of 2010.

Cash Flows—2009 Compared with 2008 Compared with 2007

Net Cash Provided by (Used in)Operating Activities

Cash flow provided by operating activities increased $10 million to a cash inflow of $596 million in 2009 from a cash inflow of $586 million for 2008. Operating cash flows were favorably impacted by less cash paid for interest, taxes, and legal settlements coupled with a favorable change in trade working capital which helped to offset lower operating performance.

Cash flow provided by operating activities increased $20 million to a cash inflow of $586 million in 2008 from a cash inflow of $566 million for 2007. Operating cash flows were favorably impacted by positive trade working capital changes ($202 million), lower cash taxes paid ($83 million) and the absence of adjustments to cash for discontinued operations. Adjustments to cash for discontinued operations of $84 million during 2007 related primarily to working capital changes of the oxo products and derivatives businesses and the shutdown of our Edmonton, Alberta, Canada methanol facility. Offsetting the increase in cash flows were an increase in net cash interest paid ($78 million), cash spent on legal settlements ($134 million) and decreased operating profit during the period.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by investing activities increased to a cash inflow of $31 million in 2009 from a cash outflow of $201 million in 2008. Net cash from investing activities increased primarily due to lower capital expenditures on property, plant and equipment, proceeds received from the sale of our PVOH business and increased deferred proceeds received on our Ticona Kelsterbach relocation. These cash inflows were offset slightly by an increase on our capital expenditures related to our Ticona Kelsterbach plant relocation.

Net cash provided by investing activities decreased to a cash outflow of $201 million in 2008 from a cash inflow of $143 million in 2007. Net cash from investing activities decreased primarily due to cash spent in settlement of our cross currency swaps of $93 million (see Note 22 our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum) and the absence of proceeds from the sale of our oxo products and derivatives businesses during 2007. These amounts were offset by net cash received on the sale of marketable securities ($111 million) and the excess of cash received from Fraport over amounts spent in connection with the Ticona Kelsterbach plant relocation.

Our cash outflows for capital expenditures were $176 million, $274 million and $288 million for the years ended December 31, 2009, 2008 and 2007, respectively, excluding amounts related to the relocation of our Ticona plant in Kelsterbach. Capital expenditures were primarily related to major replacements of equipment, capacity expansions, major investments to reduce future operating costs and environmental, health and safety initiatives.

As of December 31, 2009, we have received €542 million of cash from Fraport in connection with the Ticona Kelsterbach plant relocation. Per the terms of the Fraport agreement, we expect to receive an additional €110 million in 2011 subject to downward adjustments based on our readiness to close our operations at our Kelsterbach, Germany facility.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities decreased from a cash outflow of $499 million in 2008 to a cash outflow of $112 million in 2009. The $387 million decrease in cash outflows from financing activities primarily related to the repurchase of shares during 2008 of $378 million as compared to no shares repurchased during 2009. In addition, exchange rate effects on cash and cash equivalents increased to a favorable currency effect of $63 million in 2009 compared to an unfavorable impact of $35 million in 2008.

Net cash used in financing activities decreased to a cash outflow of $499 million in 2008 compared to a cash outflow of $714 million during 2007. The $215 million decrease in cash outflows primarily relates to the decrease in cash outflows attributable to the debt refinancing for 2008 as compared to 2007. Also contributing to the decrease, cash spent to repurchase shares was $25 million less during 2008 than during 2007. Decreased cash received for stock option exercises of $51 million for 2008 as compared to 2007, together with an unfavorable impact from exchange rate effects on cash and cash equivalents of $35 million in 2008 as compared to a favorable impact of $39 million in 2007, partially offset the increase.

Debt and Capital

As of June 30, 2010, we had total debt of $3,427 million and cash and cash equivalents of $1,081 million, resulting in net debt of $2,346 million, a $99 million increase from December 31, 2009. Decreased cash of $173 million was partially offset by net cash paydowns on debt of $47 million, purchases of treasury stock of $20 million, acquisitions of $46 million, capital expenditures (including capital expenditures related to the Kelsterbach relocation) of $229 million which was partially offset by an increase in operating performance.

Senior Credit Agreement

The Senior Credit Agreement currently consists of $2,280 million of US dollar-denominated and €400 million of Euro-denominated term loans due April 2, 2014, a $600 million revolving credit facility terminating on April 2, 2013 and a $228 million credit-linked revolving facility terminating on April 2, 2014. The term loans under the Senior Credit Agreement are subject to amortization at 1% of the initial principal amount per annum, payable quarterly. The remaining principal amount of the term loans is due on April 2, 2014. As of June 30, 2010, there were no outstanding borrowings or letters of credit issued under the revolving credit facility. As of June 30, 2010, there were $91 million of letters of credit issued under the credit-linked revolving facility and $137 million remained available for borrowing. As of June 30, 2010, we were in compliance with all of the covenants related to our debt agreements.

The Senior Credit Agreement requires us to not exceed a maximum first lien senior secured leverage ratio if there are outstanding borrowings under the revolving credit facility. The first lien senior secured leverage ratio is calculated as the ratio of consolidated first lien senior secured debt to earnings before interest, taxes, depreciation and amortization, subject to adjustments identified in the credit agreement.

On June 30, 2009, we entered into an amendment to the Senior Credit Agreement. The amendment reduced the amount available under the revolving credit facility from $650 million to $600 million and increased the first lien senior secured leverage ratio covenant that is applicable when any amount is outstanding under the revolving credit portion of the Senior Credit Agreement. Prior to giving effect to the amendment, the maximum first lien senior secured leverage ratio was 3.90 to 1.00. As amended, the maximum senior secured leverage ratio for the following trailing four-quarter periods is as follows:

First Lien Senior Secured
Leverage Ratio

June 30, 2010	4.25 to 1.00
September 30, 2010	4.25 to 1.00
December 31, 2010 and thereafter	3.90 to 1.00

Based on the estimated first lien senior secured leverage ratio for the trailing four quarters at June 30, 2010, our borrowing capacity under the revolving credit facility is $600 million. As of the quarter ended June 30, 2010, our first lien senior secured leverage ratio was 2.7 to 1.00 (which would have been 3.3 to 1.00 were the revolving credit facility fully drawn). The maximum first lien senior secured leverage ratio under the revolving credit facility for such quarter is 4.25 to 1.00. Our availability in future periods will be based on the first lien senior secured leverage ratio applicable to the future periods.

The Issuer’s obligations under the Senior Credit Agreement are guaranteed by Celanese Holdings LLC, a subsidiary of Celanese, and certain domestic subsidiaries of the Issuer, and is secured by a lien on substantially all assets of the Issuer and such guarantors, subject to certain exceptions. The Senior Credit Agreement contains a number of restrictions on the Issuer, Celanese Holdings LLC and certain of the Issuer’s subsidiaries, including, but not limited to, restrictions on their ability to incur indebtedness; grant liens on assets; merge, consolidate, or sell assets; pay dividends or make other restricted payments; make investments; prepay or modify certain indebtedness; engage in transactions with affiliates; enter into sale-leaseback transactions or certain hedge transactions; or engage in other businesses. The Senior Credit Agreement also contains a number of affirmative covenants. Events of default under the Senior Credit Agreement include a cross-default provision triggered by defaults on certain other debt and the occurrence of a change of control.

On September 7, 2010, we announced that we are seeking to enter into the Senior Credit Agreement Amendment to, among other things, amend certain terms and conditions of the Senior Credit Agreement and extend (i) the maturity of a portion of the existing term loans to October 2016 and (ii) the maturity of a portion of the revolving credit facilities to October 2015. We currently expect that the Senior Credit Agreement, upon giving effect to the Senior Credit Agreement Amendment, will consist of approximately $1,088 million of US dollar and Euro denominated term loans due April, 2014, approximately $1,000 million of US dollar and Euro denominated term loans due October, 2016, an approximately $600 million revolving credit facility terminating in October, 2015 and an approximately $228 million credit-linked facility terminating in April 2014. Any such amendments and amounts are subject to lender approvals as required under the Senior Credit Agreement and other customary conditions, and we can give no assurance that such amendments will become effective as proposed or at all. This offering is not conditioned on the Senior Credit Agreement Amendment becoming effective. See “Description of Certain Other Indebtedness.”

Share Capital

We have a policy of declaring, subject to legally available funds, a quarterly cash dividend on each share of Series A common stock. In April 2010, we announced that our Board of Directors approved a 25% increase in the Celanese Common Stock cash dividend rate from $0.04 to $0.05 per share of Common Stock on a quarterly basis and $0.16 to $0.20 per share of Common Stock on an annual basis. The new dividend rate was applicable to dividends payable beginning in August 2010. For the years ended December 31, 2009, 2008 and 2007, we paid $23 million, $24 million and $25 million, respectively, in cash dividends on our Series A common stock. On January 5, 2010, we declared a $6 million cash dividend which was paid on February 1, 2010. On April 5, 2010, we declared a cash dividend of $0.04 per share on our Common Stock, amounting to $6 million in the aggregate that was paid on May 1, 2010. On July 1, 2010, we declared a cash dividend of $0.05 per share on our Common Stock, amounting to $8 million in the aggregate that was paid on August 2, 2010.

On February 1, 2010, we delivered notice to the holders of our 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”), pursuant to which we called for the redemption of all 9.6 million outstanding shares of Preferred Stock. Holders of the Preferred Stock were entitled to convert each share of Preferred Stock into 1.2600 shares of the our Series A common stock, par value $0.0001 per share (“Common Stock”), at any time prior to 5:00 p.m., New York City time, on February 19, 2010. As of such date, holders of Preferred Stock had elected to convert 9,591,276 shares of Preferred Stock into an aggregate of 12,084,942 shares of Common Stock. The 8,724 shares of Preferred Stock that remained outstanding after such conversions were redeemed by us on February 22, 2010 for 7,437 shares of Common Stock, in accordance with the terms of the Preferred Stock. In addition to the Common Stock issued in respect of the shares of Preferred Stock converted and redeemed, we paid cash in lieu of fractional shares. In issuing these shares of Common Stock, we relied on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. We paid cash dividends on our Preferred Stock of $3 million during the six months ended June 30, 2010. As a result of the redemption of our Preferred Stock, no future dividends on Preferred Stock will be paid.

In February 2008, our Board of Directors authorized the repurchase of up to $400 million of our Series A common stock. This authorization was increased to $500 million in October 2008. The authorization gives management discretion in determining the conditions under which shares may be repurchased. This repurchase program does not have an expiration date. In August 2010, we repurchased approximately $21 million of our Series A common stock. As of September 1, 2010, we had the ability to repurchase an additional $81 million of Series A common stock based on the Board of Director’s authorization of $500 million.

The number of shares repurchased and the average purchase price paid per share pursuant to this authorization are as follows:

	Six Months Ended		Total from
	June 30,		Inception through
	2010	2009	June 30, 2010

Shares repurchased	678,592	—	10,441,792
Average purchase price per share	$29.47	$—	$38.09
Amount spent on repurchased shares (in millions)	$20	$—	$398

These purchases will reduce the number of shares outstanding and the repurchased shares may be used by us for compensation programs utilizing our stock and other corporate purposes. We account for treasury stock using the cost method and include treasury stock as a component of Shareholders’ equity.

Contractual Debt and Cash Obligations

The following table sets forth our fixed contractual debt and cash obligations as of December 31, 2009.

	Payments due by Period
			Less Than			After
	Total		1 Year	Years 2 & 3	Years 4 & 5	5 Years
	(in millions)

Fixed contractual debt obligations
Term loans facility	$2,785		$29	$57	$2,699	$—
Interest payments on debt and other obligations	921	(1)	193	286	165	277
Capital lease obligations	242		34	28	28	152
Other debt	474	(5)	179	69	45	181

Total	4,422		435	440	2,937	610
Operating leases	203		50	67	40	46
Uncertain tax obligations, including interest and penalties	234	(2)	5	—	—	229
Unconditional purchase obligations	1,626	(3)	228	437	316	645
Other commitments	713	(4)	187	274	141	111
Environmental and asset retirement obligations	180		35	68	21	56

Total	$7,378		$940	$1,286	$3,455	$1,697

(1)	Future interest expense is calculated using the rate in effect on January 2, 2010.

(2)	Due to uncertainties in the timing of the effective settlement of tax positions with the respective taxing authorities, we are unable to determine the timing of payments related to our uncertain tax obligations, including interest and penalties. These amounts are therefore reflected in “After 5 Years”.

(3)	Represent the take-or-pay provisions included in certain long-term purchase agreements. We do not expect to incur material losses under these arrangements.

(4)	Includes other purchase obligations such as maintenance and service agreements, energy and utility agreements, consulting contracts, software agreements and other miscellaneous agreements and contracts, obtained via a survey of the Company.

(5)	Other debt of $474 million is primarily made up of fixed rate pollution control and industrial revenue bonds, short-term borrowings from affiliated companies and other bank obligations.

Contractual Guarantees and Commitments

As of June 30, 2010, we have current standby letters of credit of $91 million and bank guarantees of $12 million outstanding which are irrevocable obligations of an issuing bank that ensure payment to third parties in the event that certain subsidiaries fail to perform in accordance with specified contractual obligations. The likelihood is remote that material payments will be required under these agreements.

Other Obligations

Deferred Compensation.  In April 2007, certain participants in our 2004 deferred compensation plan elected to participate in a revised program, which includes both cash awards and restricted stock units. Under the revised cash program, participants relinquished their cash awards of up to $30 million that would have contingently accrued from 2007-2009 under the original plan. Based on current participation in the revised cash program, we expensed $10 million during the year ended December 31, 2009. The revised cash awards vest December 31, 2010.

In December 2008, we granted time-vesting cash awards of $22 million to Celanese’s executive officers and certain other key employees. Each award of cash vests 30% on October 14, 2009, 30% on October 14, 2010 and 40% on October 14, 2011. In its sole discretion, the compensation committee of the Board of Directors may at any time convert all or a portion of the cash award to an award of time-vesting restricted stock units. The liability cash awards are being accrued and expensed over the term of the agreements. During the year ended December 31, 2009, less than $1 million was paid to participants who left the Company and $6 million was paid in October 2009 to active employees representing 30% of the remaining outstanding award.

Pension and Other Postretirement Obligations.  Our contributions for pension and postretirement benefits are preliminarily estimated to be $52 million and $27 million, respectively, in 2010.

Domination Agreement.  The Domination Agreement was approved at the Celanese GmbH, formerly known as Celanese AG, extraordinary shareholders’ meeting on July 31, 2004. The Domination Agreement between Celanese GmbH and our subsidiary, Celanese Europe Holding, became effective on October 1, 2004 and was terminated effective December 31, 2009 by Celanese Europe Holding in the ordinary course of business. Our subsidiaries, Celanese International Holdings Luxembourg Sàrl. (“CIH”), formerly Celanese Caylux Holdings Luxembourg S.C.A., and Celanese US have each agreed to provide Celanese Europe Holding with financing to strengthen Celanese Europe Holding’s ability to fulfill its obligations under, or in connection with, the Domination Agreement and to ensure that Celanese Europe Holding will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligation to compensate Celanese GmbH for any statutory annual loss incurred by Celanese GmbH during the term of the Domination Agreement. If CIH and/or Celanese US are obligated to make payments under such guarantees or other security to Celanese Europe Holding, we may not have sufficient funds for payments on our indebtedness when due. We have not had to compensate Celanese GmbH for an annual loss for any period during which the Domination Agreement has been in effect.

On March 26, 2010, BCP Holdings and Celanese GmbH entered into the Domination Agreement II, which became effective on April 9, 2010. Under the Domination Agreement II, BCP Holdings is required, among other things, to compensate Celanese GmbH for any annual loss incurred, determined in accordance with German accounting requirements, by Celanese GmbH at the end of the fiscal year in which the loss was incurred. This obligation to compensate Celanese GmbH for annual losses will apply during the entire term of the Domination Agreement II. If Celanese GmbH incurs losses during any period of the operative term of the Domination Agreement II and if such losses lead to an annual loss of Celanese GmbH at the end of any given fiscal year during the term of the Domination Agreement II, BCP Holdings will be obligated to make a corresponding cash payment to Celanese GmbH to the extent that the respective annual loss is not fully compensated for by the dissolution of profit reserves accrued at the level of Celanese GmbH during the term of the Domination Agreement II. BCP Holdings may be able to reduce or avoid cash payments to Celanese GmbH by off-setting against such loss compensation claims by Celanese GmbH any valuable counterclaims against Celanese GmbH that BCP Holdings may have.

Plumbing Actions

We are involved in a number of legal proceedings and claims incidental to the normal conduct of our business. As of June 30, 2010 there were reserves of $54 million related to plumbing action litigation. Although it is impossible at this time to determine with certainty the ultimate outcome of these matters, we believe, based on the advice of legal counsel, that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on our financial position, but could have a material adverse effect on our results of operations or cash flows in any given accounting period.

Off-Balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our consolidated financial statements are based on the selection and application of significant accounting policies. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited interim consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. Actual results could differ from those estimates. However, we are not currently aware of any reasonably likely events or circumstances that would result in materially different results.

We believe the following accounting polices and estimates are critical to understanding the financial reporting risks present in the current economic environment. These matters, and the judgments and uncertainties affecting them, are also essential to understanding our reported and future operating results. For a more comprehensive discussion of our significant accounting policies, see Note 2 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.

Recoverability of Long-Lived Assets

Recoverability of Goodwill and Indefinite-Lived Assets.  We test for impairment of goodwill at the reporting unit level. Our reporting units are either our operating business segments or one level below our operating business segments where discrete financial information is available for our reporting units and operating results are regularly reviewed by business segment management. Our business units have been designated as our reporting units based on business segment management’s review of and reliance on the business unit financial information and include Advanced Engineered Materials, Acetate Products, Nutrinova, Emulsions, Celanese EVA Performance Polymers (formerly AT Plastics) and Acetyl Intermediates businesses. We assess the recoverability of the carrying value of our goodwill and other indefinite-lived intangible assets annually during the third quarter of our fiscal year using June 30 balances or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill and other indefinite-lived intangible assets is measured using a discounted cash flow model incorporating discount rates commensurate with the risks involved for each reporting unit. Use of a discounted cash flow model is common practice in impairment testing in the absence of available transactional market evidence to determine the fair value.

The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. Discount rates are determined by using a weighted average cost of capital (“WACC”). The WACC considers market and industry data as well as Company-specific risk factors for each reporting unit in determining the appropriate discount rate to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business. Operational management, considering industry and Company-specific historical and projected data, develops growth rates and cash flow projections for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. If the calculated fair value is less than the current carrying value, impairment of the reporting unit may exist. If the recoverability test indicates potential impairment, we calculate an implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in a manner similar to how goodwill is calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded to write down the carrying value. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit but may indicate certain long-lived and amortizable intangible assets associated with the reporting unit may require additional impairment testing.

Management tests indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset. The relief from royalty method estimates the Company’s theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the WACC considering any differences in Company-specific risk factors. Royalty rates are established by management and are periodically substantiated by third-party valuation consultants. Operational management, considering industry and Company-specific historical and projected data, develops growth rates and sales projections associated with each indefinite-lived intangible asset. Terminal value rate determination follows common methodology of capturing the present value of perpetual sales estimates beyond the last projected period assuming a constant WACC and low long-term growth rates.

For all significant goodwill and indefinite-lived intangible assets, the estimated fair value of the asset exceeded the carrying value of the asset by a substantial margin at the date of the most recent impairment test. Our methodology for determining impairment for both goodwill and indefinite-lived intangible assets was consistent with that used in the prior year.

Recoverability of Long-Lived and Amortizable Intangible Assets.  We assess the recoverability of long-lived and amortizable intangible assets whenever events or circumstances indicate that the carrying value of the asset may not be recoverable. Examples of a change in events or circumstances include, but are not limited to, a decrease in the market price of the asset, a history of cash flow losses related to the use of the asset or a significant adverse change in the extent or manner in which an asset is being used. To assess the recoverability of long-lived and amortizable intangible assets we compare the carrying amount of the asset or group of assets to the future net undiscounted cash flows expected to be generated by the asset or asset group. Long-lived and amortizable intangible assets are tested for recognition and measurement of an impairment loss at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If such assets are considered impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The development of future net undiscounted cash flow projections require management projections related to sales and profitability trends and the remaining useful life of the asset. Projections of sales and profitability trends are the assumptions most sensitive and susceptible to change as they require significant management judgment. These projections are consistent with projections we use to manage our operations internally. When impairment is indicated, a discounted cash flow valuation model similar to that used to value goodwill at the reporting unit level, incorporating discount rates commensurate with risks associated with each asset, is used to determine the fair value of the asset to measure potential impairment. We believe the assumptions used are reflective of what a market participant would have used in calculating fair value.

Valuation methodologies utilized to evaluate goodwill and indefinite-lived intangible, amortizable intangible and long-lived assets for impairment were consistent with prior periods. We periodically engage third-party valuation consultants to assist us with this process. Specific assumptions discussed above are updated at the date of each test to consider current industry and Company-specific risk factors from the perspective of a market participant. The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to the Company’s assumptions. To the extent that changes in the current business environment result in adjusted management projections, impairment losses may occur in future periods.

Income Taxes

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In forming our judgment regarding the recoverability of deferred tax assets related to deductible temporary differences and tax attribute carryforwards, we give weight to positive and negative evidence based on the extent to which the forms of evidence can be objectively verified. We attach the most weight to historical earnings due to its verifiable nature. Weight is attached to tax planning strategies if the strategies are prudent and feasible and implementable without significant obstacles. Less weight is attached to forecasted future earnings due to its subjective nature, and expected timing of reversal of taxable temporary differences is given little weight unless the reversal of taxable and deductible temporary differences coincide. Valuation allowances have been established primarily on net operating loss carryforwards and other deferred tax assets in the US, Luxembourg, France, Spain, China, the United Kingdom and Canada. We have appropriately reflected increases and decreases in our valuation allowance based on the overall weight of positive versus negative evidence on a jurisdiction by jurisdiction basis. In 2009, based on cumulative profitability, the Company concluded that the US valuation allowance should be reversed except for a portion related to certain federal and state net operating loss carryforwards that are not likely to be realized.

We record accruals for income taxes and associated interest that may become payable in future years as a result of audits by tax authorities. We recognize tax benefits when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more-likely-than-not threshold are measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence.

The recoverability of deferred tax assets and the recognition and measurement of uncertain tax positions are subject to various assumptions and management judgment. If actual results differ from the estimates made by management in establishing or maintaining valuation allowances against deferred tax assets, the resulting change in the valuation allowance would generally impact earnings or Other comprehensive income depending on the nature of the respective deferred tax asset. Additionally, the positions taken with regard to tax contingencies may be subject to audit and review by tax authorities which may result in future taxes, interest and penalties.

Benefit Obligations

We have pension and other postretirement benefit plans covering substantially all employees who meet eligibility requirements. With respect to its US qualified defined benefit pension plan, minimum funding requirements are determined by the Pension Protection Act of 2006 based on years of service and/or compensation. Various assumptions are used in the calculation of the actuarial valuation of the employee benefit plans. These assumptions include the weighted average discount rate, compensation levels, expected long-term rates of return on plan assets and trends in health care costs. In addition to the above mentioned assumptions, actuarial consultants use factors such as withdrawal and mortality rates to estimate the projected benefit obligation. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded in future periods.

The amounts recognized in the consolidated financial statements related to pension and other postretirement benefits are determined on an actuarial basis. A significant assumption used in determining our pension expense is the expected long-term rate of return on plan assets. As of December 31, 2009, we assumed an expected long-term rate of return on plan assets of 8.5% for the US defined benefit pension plans, which represent approximately 83% and 85% of our pension plan assets and liabilities, respectively. On average, the actual return on the US qualified defined pension plans’ assets over the long-term (15 to 20 years) has exceeded 8.5%.

We estimate a 25 basis point decline in the expected long-term rate of return for the US qualified defined benefit pension plan to increase pension expense by an estimated $5 million in 2009. Another estimate that affects our pension and other postretirement benefit expense is the discount rate used in the annual actuarial valuations of pension and other postretirement benefit plan obligations. At the end of each year, we determine the appropriate discount rate, used to determine the present value of future cash flows currently expected to be required to settle the pension and other postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income securities. As of December 31, 2009, we decreased the discount rate to 5.90% from 6.50% as of December 31, 2008 for the US plans. We estimate that a 50 basis point decline in our discount rate will increase our annual pension expenses by an estimated $12 million, and increase our benefit obligations by approximately $151 million for our US pension plans. In addition, the same basis point decline in our discount rate will also increase our annual expenses and benefit obligations by less than $1 million and $9 million respectively, for our US postretirement medical plans. We estimate that a 50 basis point decline in the discount rate for the non-US pension and postretirement medical plans will increase pension and other postretirement benefit annual expenses by approximately $1 million and less than $1 million, respectively, and will increase our benefit obligations by approximately $32 million and $2 million, respectively.

Other postretirement benefit plans provide medical and life insurance benefits to retirees who meet minimum age and service requirements. The key determinants of the accumulated postretirement benefit obligation (“APBO”) are the discount rate and the healthcare cost trend rate. The healthcare cost trend rate has a significant effect on the reported amounts of APBO and related expense. For example, increasing or decreasing the healthcare cost trend rate by one percentage point in each year would result in the APBO as of December 31, 2009 changing by approximately $4 million and $(3) million, respectively. Additionally, increasing or decreasing the healthcare cost trend rate by one percentage point in each year would result in the 2009 postretirement benefit cost changing by less than $1 million.

Pension assumptions are reviewed annually on a plan and country-specific basis by third-party actuaries and senior management. Such assumptions are adjusted as appropriate to reflect changes in market rates and outlook. We determine the long-term expected rate of return on plan assets by considering the current target asset allocation, as well as the historical and expected rates of return on various asset categories in which the plans are invested. A single long-term expected rate of return on plan assets is then calculated for each plan as the weighted average of the target asset allocation and the long-term expected rate of return assumptions for each asset category within each plan.

Differences between actual rates of return of plan assets and the long-term expected rate of return on plan assets are generally not recognized in pension expense in the year that the difference occurs. These differences are deferred and amortized into pension expense over the average remaining future service of employees. We apply the long-term expected rate of return on plan assets to a market-related value of plan assets to stabilize variability in the plan asset values.

Accounting for Commitments and Contingencies

We are subject to a number of legal proceedings, lawsuits, claims, and investigations, incidental to the normal conduct of our business, relating to and including product liability, patent and intellectual property, commercial, contract, antitrust, past waste disposal practices, release of chemicals into the environment and employment matters, which are handled and defended in the ordinary course of business. We routinely assess the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable and reasonably estimable losses. Reasonable estimates involve judgments made by us after considering a broad range of information including: notifications, demands, settlements which have been received from a regulatory authority or private party, estimates performed by independent consultants and outside counsel, available facts, identification of other potentially responsible parties and their ability to contribute, as well as prior experience. With respect to environmental liabilities, it is our policy to accrue through fifteen years, unless we have government orders or other agreements that extend beyond fifteen years. A determination of the amount of loss contingency required, if any, is assessed in accordance with FASB Accounting Standards Codification (“FASB ASC”) Topic 450, Contingencies, and recorded if probable and estimable after careful analysis of each individual matter. The required reserves may change in the future due to new developments in each matter and as additional information becomes available.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2 to our unaudited consolidated financial statements for the six-month period ended June 30, 2010, which are included in this offering memorandum, as well as Note 3 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.

Quantitative and Qualitative Disclosures about Market Risk

Market Risks

Our financial market risk consists principally of exposure to currency exchange rates, interest rates and commodity prices. Exchange rate and interest rate risks are managed with a variety of techniques, including use of derivatives. We have in place policies of hedging against changes in currency exchange rates, interest rates and commodity prices as described below. Contracts to hedge exposures are primarily accounted for under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC Topic 815”).

Interest Rate Risk Management

We use interest rate swap agreements to manage the interest rate risk of our total debt portfolio and related overall cost of borrowing. To reduce the interest rate risk inherent in our variable rate debt, we utilize interest rate swap agreements to convert a portion of our variable rate debt to a fixed rate obligation. These interest rate swap agreements are designated as cash flow hedges.

In March 2007, in anticipation of the April 2007 debt refinancing, we entered into various US dollar and Euro interest rate swap agreements, which became effective on April 2, 2007, with notional amounts of $1.6 billion and €150 million, respectively. The notional amount of the $1.6 billion US dollar interest rate swaps decreased by $400 million effective January 2, 2008 and decreased by another $200 million effective January 2, 2009. To offset the declines, we entered into US dollar interest rate swaps with a combined notional amount of $400 million which became effective on January 2, 2008 and an additional US dollar interest rate swap with a notional amount of $200 million which became effective April 2, 2009. In August 2010, we entered into a new two-year US dollar denominated forward-starting interest rate swap with a notional amount of $1.1 billion for the years 2012 and 2013.

As of June 30, 2010, we had $2,212 million, €409 million and CNY 1.7 billion of variable rate debt, of which $1.5 billion and €150 million is hedged with interest rate swaps, which leaves $732 million, €259 million and CNY 1.7 billion of variable rate debt subject to interest rate exposure. Accordingly, a 1% increase in interest rates would increase annual interest expense by approximately $13 million. For further discussion of our interest rate risk management and the related impact on our financial position and results of operations, see Note 15 to our unaudited consolidated financial statements for the six-month period ended June 30, 2010, which are included in this offering memorandum, as well as Note 22 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.

Foreign Exchange Risk Management

The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized. It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. Accordingly, we enter into foreign currency forwards and swaps to minimize our exposure to foreign currency fluctuations. From time to time we may also hedge our currency exposure related to forecasted transactions. Forward contracts are not designated as hedges under FASB ASC Topic 815.

The following table indicates, as of December 31, 2009, the total US dollar equivalents of net foreign exchange exposure related to (short) long foreign exchange forward contracts outstanding by currency. All of the contracts included in the table below will have approximately offsetting effects from actual underlying payables, receivables, intercompany loans or other assets or liabilities subject to foreign exchange remeasurement.

Currency	2010 Maturity
(in millions)

Euro	$(372)
British pound sterling	(90)
Chinese renminbi	(200)
Mexican peso	(5)
Singapore dollar	27
Canadian dollar	(48)
Japanese yen	8
Brazilian real	(11)
Swedish krona	15
Other	(1)

Total	$(677)

Additionally, a portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the US dollar, principally the Euro. Fluctuations in the value of these currencies against the US dollar, particularly the value of the Euro, can have a direct and material impact on the business and financial results. For example, a decline in the value of the Euro versus the US dollar results in a decline in the US dollar value of our sales and earnings denominated in Euros due to translation effects. Likewise, an increase in the value of the Euro versus the US dollar would result in an opposite effect.

To protect the foreign currency exposure of a net investment in a foreign operation, we entered into cross currency swaps with certain financial institutions in 2004. The cross currency swaps and the Euro-denominated portion of the senior term loan were designated as a hedge of a net investment of a foreign operation. We de-designated the net investment hedge due to the debt refinancing in April 2007 and redesignated the cross currency swaps and new senior Euro term loan in July 2007.

Under the terms of the cross currency swap arrangements, we paid approximately €13 million in interest and received approximately $16 million in interest on June 15 and December 15 of each year. The fair value of the net obligation under the cross currency swaps was included in current Other liabilities in the consolidated balance sheets as of December 31, 2007. Upon maturity of the cross currency swap arrangements in June 2008, we owed €276 million ($426 million) and were owed $333 million. In settlement of the obligation, we paid $93 million (net of interest of $3 million) in June 2008.

During the year ended December 31, 2008, we de-designated €385 million of the €400 million euro-denominated portion of the term loan, previously designated as a hedge of a net investment of a foreign operation. The remaining €15 million Euro-denominated portion of the term loan was de-designated as a hedge of a net investment of a foreign operation in June 2009. Prior to these de-designations, we had been using external derivative contracts to offset foreign currency exposures on certain intercompany loans. As a result of the de-designations, the foreign currency exposure created by the Euro-denominated term loan is expected to offset the foreign currency exposure on certain intercompany loans, decreasing the need for external derivative contracts and reducing our exposure to external counterparties. For further discussion of our foreign exchange risk management and the related impact on our financial position and results of operations, see Note 15 to our unaudited consolidated financial statements for the six-month period ended June 30, 2010, which are included in this offering memorandum, as well as Note 22 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.

Commodity Risk Management

We have exposure to the prices of commodities in our procurement of certain raw materials. We manage our exposure primarily through the use of long-term supply agreements and derivative instruments. We regularly assess our practice of purchasing a portion of our commodity requirements forward and utilization of other raw material hedging instruments, in addition to forward purchase contracts, in accordance with changes in market conditions. Forward purchases and swap contracts for raw materials are principally settled through actual delivery of the physical commodity. For qualifying contracts, we have elected to apply the normal purchases and normal sales exception of FASB ASC Topic 815, as it was probable at the inception and throughout the term of the contract that they would not settle net and would result in physical delivery. As such, realized gains and losses on these contracts are included in the cost of the commodity upon the settlement of the contract.

In addition, we occasionally enter into financial derivatives to hedge a component of a raw material or energy source. Typically, these types of transactions do not qualify for hedge accounting. These instruments are marked to market at each reporting period and gains (losses) are included in Cost of sales in the consolidated statements of operations. We recognized no gain or loss from these types of contracts during the years ended December 31, 2009 and 2008 and less than $1 million during the year ended December 31, 2007.